Exhibit 99.1

Yahoo! Reports Second Quarter 2011 Results

Earnings Per Share Increased 18% Year over Year with Income from Operations Increasing 9%

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 19, 2011--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the quarter ended June 30, 2011.

Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,076 million for the second quarter of 2011, a 5 percent decrease from the second quarter of 2010, primarily due to the revenue share related to the Search Agreement with Microsoft. Excluding this item and other special items, revenue ex-TAC for the second quarter of 2011 increased 1 percent year over year. Special items include the impact of the divestiture of HotJobs, broadband deferred revenue amortization, and certain fee rate reductions.

GAAP revenue was $1,229 million for the second quarter of 2011, a 23 percent decrease from the second quarter of 2010, primarily due to the required change in revenue presentation related to the Search Agreement and the associated revenue share with Microsoft. Excluding the impact of these two items and the impact of the divestiture of HotJobs, broadband deferred revenue amortization, and certain fee rate reductions, revenue for the second quarter of 2011 decreased 9 percent compared to the second quarter of 2010.

Income from operations increased 9 percent to $191 million in the second quarter of 2011, compared to $175 million in the second quarter of 2010.

Net earnings per diluted share increased 18 percent to $0.18 in the second quarter of 2011, compared to $0.15 in the second quarter of 2010.

Financials at a Glance

Quarterly Results (in millions, except percentages and per share amounts)
	Q2 2010	Q2 2011	Percent Change
Revenue ex-TAC	$1,128	$1,076	(5)%
GAAP revenue	$1,601	$1,229	(23)%
Income from operations	$175	$191	9%
Net earnings	$213	$237	11%
Net earnings per diluted share	$0.15	$0.18	18%

"For the quarter, earnings per share was up by 18% year over year. We made clear progress in search, and saw strong growth in engagement on our media properties," said Carol Bartz, CEO of Yahoo!. "We experienced softness in display revenue in the second half of the quarter due to comprehensive changes we have made in our sales organization to position ourselves for more rapid display growth in the future."

Business Highlights

  Yahoo! is home to nine #1 properties globally, and is in the top three in 23 categories. Yahoo! has nine out of the top ten original video programs on the Web.
  Yahoo! continued to modernize its technology platforms, with 33 additional sites across the Americas, EMEA and Asia Pacific going live on the new global content platform in the quarter, bringing the total to 67. Yahoo! News in the U.S. went live in the quarter, the largest site to migrate to date.
  Yahoo! continued to break its traffic records with news events including the Royal Wedding in April. Marking the largest one day event with more than 400 million page views, Yahoo! operated the Internet’s number one Royal Wedding site. People also turned to Yahoo! when news of the death of Osama bin Laden broke, with almost 900 million page views on Yahoo! News, 50 million video streams and 500 million photos viewed in the first week.
  Yahoo! launched its new version of Mail offering a faster, safer and easier to use version of the #1 U.S. email.
  Yahoo! introduced Yahoo! App Search for the PC and Yahoo! AppSpot, a free mobile app for iPhone and Android users, to help users discover new and relevant mobile apps. Using Yahoo!’s powerful search technology, App Search and AppSpot allow users to zero-in on any app by showing matching app titles with a full comprehensive description, price, overall star rating from users, and screenshots in one spot.
  Yahoo! and Benchmark Capital announced the formation of Hortonworks, an independent company consisting of key architects and core contributors to the open source Apache™ Hadoop™ technology pioneered by Yahoo!.
  Yahoo! acquired IntoNow, enabling Yahoo! to provide enhanced media experiences and video programming, bolstering social engagement across the Yahoo! network and on all screens.
  Yahoo! acquired 5to1, an online advertising alliance consisting exclusively of major media publishers. Built on a proprietary publisher-controlled platform, 5to1 offers top brand advertisers premium inventory at mass scale.
  Yahoo! continued to introduce new original video programming including "In the Dressing Room" from Cat Deeley, the host of FOX Broadcasting Company's number one dance show "So You Think You Can Dance" and “Trending Now,” which quickly became the second most popular program on Yahoo! News.

Search Alliance Costs and Reimbursements

Yahoo!’s results for the second quarter of 2011 reflect $55 million in search operating cost reimbursements and $12 million in transition cost reimbursements from Microsoft under the Search Agreement, which amounts are equal to the search operating costs and the transition costs incurred by Yahoo! in the second quarter. Transition cost reimbursements are subject to a $150 million cap, and through the second quarter aggregate transition costs of $146 million had been incurred. Search operating cost reimbursements are expected to continue to decline as Yahoo! fully transitions all markets to Microsoft’s search platform and the underlying expenses are no longer incurred under our cost structure. Our business outlook for total expenses reflects these anticipated savings. The net impact of the transition costs and transition cost reimbursements were neutral to total operating expenses in the second quarter, as expected.

Second Quarter 2011 Revenue Results

  Display revenue ex-TAC increased 5 percent to $467 million, compared to $445 million for the second quarter of 2010.
  GAAP display revenue increased 2 percent to $524 million, compared to $514 million for the second quarter of 2010.
  Search revenue ex-TAC was $371 million, a 15 percent decrease compared to $438 million for the second quarter of 2010.
  GAAP search revenue was $467 million, a 45 percent decrease compared to $842 million for the second quarter of 2010.

Cash Flow and Cash Balance

  Cash flow from operating activities for the second quarter of 2011 was $331 million, a 5 percent decrease compared to $347 million for the same period of 2010.
  Free cash flow was $96 million for the second quarter of 2011, a 25 percent decrease compared to $127 million for the same period of 2010.
  Cash, cash equivalents, and investments in marketable debt securities were $3,255 million at June 30, 2011 compared to $3,629 million at December 31, 2010, a decrease of $374 million. During the second quarter of 2011, Yahoo! repurchased 30 million shares for $472 million.

Business Outlook

Revenue ex-TAC for the third quarter of 2011 is expected to be in the range of $1,050 million to $1,100 million. Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. Microsoft’s revenue share in the third quarter of 2011 is expected to be approximately $35 million. GAAP revenue for the third quarter of 2011 is expected to be in the range of $1,200 million to $1,260 million. Total expenses (cost of revenue plus total operating expenses) for the third quarter of 2011 is expected to be in the range of $1,065 million to $1,095 million. Total expenses less TAC for the third quarter of 2011 is expected to be in the range of $915 million to $935 million. Income from operations for the third quarter of 2011 is expected to be in the range of $135 million to $165 million.

Business outlook for revenue ex-TAC is being provided to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods.

Conference Call

Yahoo! will host a conference call to discuss second quarter 2011 results at 5 p.m. Eastern Time today. A live Webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Website at http://investor.yahoo.com/results.cfm. In addition, an archive of the Webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 98638628.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; free cash flow; total expenses less TAC; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Supplemental Financial Data,” “GAAP Net Income to Non-GAAP Net Income Reconciliation,” and “Business Outlook.”

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo! and Microsoft Corporation.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release and its attachments contain forward-looking statements concerning Yahoo!'s expected financial performance (including, without limitation, statements and information in the Business Outlook and Search Alliance Costs and Reimbursements sections and the quotation from management), as well as Yahoo!'s strategic and operational plans. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; the demand by customers for Yahoo!'s premium services; interruptions or delays in the provision of Yahoo!’s services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims and recent derivative and class actions related to Alipay; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; transition and implementation risks associated with the Search Agreement with Microsoft Corporation; and the failure to reach agreement with Alibaba Group and Softbank Corporation regarding Alipay on satisfactory terms or at all. All information set forth in this press release and its attachments is as of July 19, 2011. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Yahoo! may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which will be filed with the SEC in the third quarter of 2011.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Revenue	$1,601,379	$1,229,024	$3,198,339	$2,443,381

Cost of revenue	682,722	371,155	1,389,104	748,617

Gross profit	918,657	857,869	1,809,235	1,694,764

Operating expenses:
Sales and marketing	331,468	280,312	645,006	542,546
Product development	268,552	246,513	534,629	489,580
General and administrative	125,333	131,330	235,761	254,554
Amortization of intangibles	7,880	8,582	15,982	16,632
Restructuring charges, net	10,052	237	14,464	10,812
Total operating expenses	743,285	666,974	1,445,842	1,314,124

Income from operations	175,372	190,895	363,393	380,640

Other income (expenses), net	12,588	(5,666)	98,916	(639)

Income before income taxes and earnings in equity interests	187,960	185,229	462,309	380,001

Provision for income taxes	(68,524)	(55,629)	(117,968)	(107,749)
Earnings in equity interests	96,707	108,902	184,081	191,082

Net income	216,143	238,502	528,422	463,334

Less: Net income attributable to noncontrolling interests	(2,822)	(1,530)	(4,910)	(3,370)

Net income attributable to Yahoo! Inc.	$213,321	$236,972	$523,512	$459,964

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.15	$0.18	$0.37	$0.35

Shares used in per share calculation - diluted	1,390,240	1,308,359	1,401,836	1,314,272

Stock-based compensation expense by function:
Cost of revenue	$580	$875	$1,591	$1,523
Sales and marketing	21,540	19,373	35,218	26,070
Product development	26,132	25,531	58,505	43,203
General and administrative	9,345	13,269	23,006	23,368
Restructuring expense reversals, net	-	(526)	-	(1,278)

Supplemental Financial Data:
Revenue ex-TAC	$1,128,129	$1,076,128	$2,258,559	$2,140,454
Free cash flow	$126,904	$95,598	$190,849	$154,757

Yahoo! Inc.

Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”), free cash flow, total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, total expenses (GAAP cost of revenue plus GAAP total operating expenses), net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, total expenses, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. We present revenue ex-TAC business outlook to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue, cost of revenue, and gross profit, each of which includes the impact of TAC.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Total expenses less TAC is a non-GAAP financial measure defined as total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC. We consider total expenses less TAC to be a useful indicator of our operating costs. We exclude TAC from this measure because TAC generally varies based on the revenue we earn from traffic supplied by certain third parties, and doing so assists investors in understanding the operating cost structure of our business. A limitation associated with the non-GAAP measure of total expenses less TAC is that it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations, each of which includes TAC.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011
Revenue for groups of similar services:
Display	$514,119	$523,537	$1,005,160	$1,046,160
Search	842,040	466,674	1,683,254	921,795
Other	245,220	238,813	509,925	475,426
Total revenue	$1,601,379	$1,229,024	$3,198,339	$2,443,381

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$514,119	$523,537	$1,005,160	$1,046,160
TAC associated with display revenue	(69,507)	(56,890)	(133,491)	(108,739)
Display revenue ex-TAC	$444,612	$466,647	$871,669	$937,421

GAAP search revenue	$842,040	$466,674	$1,683,254	$921,795
TAC associated with search revenue for non-transitioned markets	(403,608)	(95,866)	(804,782)	(194,048)
Search revenue ex-TAC	$438,432	$370,808	$878,472	$727,747

Other GAAP revenue	$245,220	$238,813	$509,925	$475,426
TAC associated with other GAAP revenue	(135)	(140)	(1,507)	(140)
Other revenue ex-TAC	$245,085	$238,673	$508,418	$475,286

Revenue ex-TAC:
GAAP revenue	$1,601,379	$1,229,024	$3,198,339	$2,443,381
TAC	(473,250)	(152,896)	(939,780)	(302,927)
Revenue ex-TAC	$1,128,129	$1,076,128	$2,258,559	$2,140,454

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$1,133,216	$808,038	$2,288,228	$1,626,969
TAC	(282,072)	(39,404)	(563,818)	(77,545)
Revenue ex-TAC	$851,144	$768,634	$1,724,410	$1,549,424

EMEA:
GAAP revenue	$140,513	$162,601	$282,338	$316,651
TAC	(50,054)	(57,648)	(103,474)	(115,160)
Revenue ex-TAC	$90,459	$104,953	$178,864	$201,491

Asia Pacific:
GAAP revenue	$327,650	$258,385	$627,773	$499,761
TAC	(141,124)	(55,844)	(272,488)	(110,222)
Revenue ex-TAC	$186,526	$202,541	$355,285	$389,539

Total revenue ex-TAC	$1,128,129	$1,076,128	$2,258,559	$2,140,454

Direct costs by segment (1):
Americas	$145,333	$132,866	$290,237	$268,940
EMEA	30,375	34,090	61,148	64,677
Asia Pacific	35,641	48,506	70,108	93,091
Global operating costs (2)	515,789	449,113	1,017,613	906,885
Restructuring charges, net	10,052	237	14,464	10,812
Depreciation and amortization	157,970	161,373	323,216	321,811
Stock-based compensation expense	57,597	59,048	118,380	93,598
Income from operations	$175,372	$190,895	$363,393	$380,640

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$346,967	$330,619	$490,564	$538,989
Acquisition of property and equipment, net	(190,270)	(171,517)	(302,811)	(339,066)
Dividends received from equity investees	(60,918)	(75,391)	(60,918)	(75,391)
Excess tax benefits from stock-based awards	31,125	11,887	64,014	30,225
Free cash flow	$126,904	$95,598	$190,849	$154,757

(1)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses. Prior to the fourth quarter of 2010, we included TAC in segment direct costs. For comparison purposes, prior period amounts have been revised to conform to the current presentation.
(2)	Global operating costs include product development, service engineering and operations, marketing, customer advocacy, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliation
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2010	2011

GAAP Net income attributable to Yahoo! Inc.	$213,321	$236,972

(a) Restructuring charges, net	10,052	237

(b) Yahoo!’s share of the non-cash loss related to impairments of assets held by Yahoo Japan, which is included in earnings in equity interests	-	6,671

(c) To adjust the provision for income taxes to exclude the tax impact of item (a) above for the three months ended June 30, 2010 and June 30, 2011	(3,271)	(350)

Non-GAAP Net income	$220,102	$243,530

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.15	$0.18

Non-GAAP Net income per share - diluted	$0.16	$0.19

Shares used in non-GAAP per share calculation - diluted	1,390,240	1,308,359

	Six Months Ended
	June 30,
	2010	2011

GAAP Net income attributable to Yahoo! Inc.	$523,512	$459,964

(a) Transition costs, net of reimbursements from Microsoft (3)	(43,300)	-

(b) Gain on sale of Zimbra, Inc.	(66,130)	-

(c) Restructuring charges, net	14,464	10,812

(d) Yahoo!’s share of the non-cash loss related to impairments of assets held by Yahoo Japan, which is included in earnings in equity interests	-	32,652

(e) To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the six months ended June 30, 2010 and June 30, 2011	11,414	(3,588)

Non-GAAP Net income	$439,960	$499,840

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.37	$0.35

Non-GAAP Net income per share - diluted	$0.31	$0.38

Shares used in non-GAAP per share calculation - diluted	1,401,836	1,314,272

(3)	Non-GAAP net income excludes reimbursements for prior periods. The net $43 million reimbursement adjustment in the six months ended June 30, 2010 is equal to the transition costs of $11 million and $32 million incurred in the three months ended September 30, 2009 and December 31, 2009, respectively, in connection with the Search Agreement.

Yahoo! Inc.
Business Outlook

The following business outlook is based on information and expectations as of July 19, 2011. Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations website throughout the current quarter. Yahoo! does not intend, and undertakes no duty, to update the business outlook to reflect subsequent events or circumstances; however, Yahoo! may update the business outlook or any portion thereof at any time at its discretion.

Three Months
Ending
September 30, 2011
(in millions)

	Revenue excluding traffic acquisition costs ("Revenue ex-TAC"):	$1,050 - 1,100

	Total expenses less TAC:	$915 - 935

	Income from operations:	$135 - 165

Reconciliations:

Revenue excluding TAC:
	GAAP Revenue (4)	$1,200 - 1,260
	Less: TAC (4)	150 - 160
	Revenue ex-TAC	$1,050 - 1,100

Total expenses less TAC:
	Total expenses (GAAP Cost of revenue + GAAP Total operating expenses)	$1,065 - 1,095
	Less: TAC (4)	150 - 160
	Total expenses less TAC	$915 - 935

(4)	As a result of the required change in revenue presentation and the revenue share with Microsoft, Yahoo!'s third quarter 2011 business outlook at the midpoint of the ranges for GAAP Revenue and TAC is lower than it otherwise would have been by approximately $210 million and $175 million, respectively.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$216,143	$238,502	$528,422	$463,334
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	125,509	136,724	255,192	275,901
Amortization of intangible assets	32,461	29,492	68,024	58,993
Stock-based compensation expense, net	57,597	58,522	118,380	92,886
Non-cash restructuring charges	72	-	72	-
Tax benefits from stock-based awards	9,058	(125)	21,922	12,483
Excess tax benefits from stock-based awards	(31,125)	(11,887)	(64,014)	(30,225)
Deferred income taxes	216	23,251	28,903	45,832
Earnings in equity interests	(96,707)	(108,902)	(184,081)	(191,082)
Dividends received from equity investees	60,918	75,391	60,918	75,391
Gain from sale of investments, assets, and other, net	(1,560)	14,576	(52,581)	22,791
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(28,869)	(19,875)	60,323	86,692
Prepaid expenses and other	59,853	(6,584)	(67,267)	53,081
Accounts payable	23,993	21,041	1,440	(10,821)
Accrued expenses and other liabilities	(58,562)	(109,523)	(208,589)	(383,149)
Deferred revenue	(22,030)	(9,984)	(76,500)	(33,118)
Net cash provided by operating activities	346,967	330,619	490,564	538,989

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(190,270)	(171,517)	(302,811)	(339,066)
Purchases of marketable debt securities	(685,291)	(508,547)	(1,367,688)	(1,124,597)
Proceeds from sales of marketable debt securities	418,519	443,680	507,364	882,228
Proceeds from maturities of marketable debt securities	554,269	294,755	1,460,172	657,916
Purchases of intangible assets	(7,153)	(7,617)	(12,617)	(10,959)
Proceeds from the sale of a divested business	-	-	100,000	-
Acquisitions, net of cash acquired	(112,361)	(43,079)	(112,361)	(77,461)
Other investing activities, net	(18,846)	-	(18,846)	149
Net cash (used in) provided by investing activities	(41,133)	7,675	253,213	(11,790)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	70,727	75,839	83,604	98,547
Repurchases of common stock	(496,146)	(471,651)	(881,317)	(609,019)
Excess tax benefits from stock-based awards	31,125	11,887	64,014	30,225
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(10,653)	(7,366)	(40,739)	(33,669)
Other financing activities, net	(441)	(741)	(804)	(1,463)
Net cash used in financing activities	(405,388)	(392,032)	(775,242)	(515,379)

Effect of exchange rate changes on cash and cash equivalents	(47,753)	15,398	(60,640)	42,590

Net change in cash and cash equivalents	(147,307)	(38,340)	(92,105)	54,410
Cash and cash equivalents, beginning of period	1,330,632	1,619,177	1,275,430	1,526,427

Cash and cash equivalents, end of period	$1,183,325	$1,580,837	$1,183,325	$1,580,837

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2010	2011

ASSETS
Current assets:
Cash and cash equivalents	$1,526,427	$1,580,837
Short-term marketable debt securities	1,357,661	972,635
Accounts receivable, net	1,028,900	956,560
Prepaid expenses and other current assets	432,560	379,888
Total current assets	4,345,548	3,889,920

Long-term marketable debt securities	744,594	701,556
Property and equipment, net	1,653,422	1,740,747
Goodwill	3,681,645	3,780,442
Intangible assets, net	255,870	235,865
Other long-term assets	235,136	235,243
Investments in equity interests	4,011,889	4,223,708

Total assets	$14,928,104	$14,807,481

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$162,424	$155,133
Accrued expenses and other current liabilities	1,208,792	847,135
Deferred revenue	254,656	239,715
Total current liabilities	1,625,872	1,241,983

Long-term deferred revenue	56,365	40,837
Capital lease and other long-term liabilities	142,799	136,117
Deferred and other long-term tax liabilities, net	506,658	589,802
Total liabilities	2,331,694	2,008,739

Total Yahoo! Inc. stockholders' equity	12,558,129	12,758,785
Noncontrolling interests	38,281	39,957
Total equity	12,596,410	12,798,742

Total liabilities and equity	$14,928,104	$14,807,481

CONTACTS:
Yahoo! Inc.
Dana Lengkeek, 408-349-1130 (Media Relations)
danal@yahoo-inc.com
Cathy La Rocca, 408-349-5188 (Investor Relations)
cathy@yahoo-inc.com